Exhibit 99.1

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Vancocin Acquisition Conference Call

Conference Call provider: Introduces Will Roberts, Director of Corporate Communications.

Roberts:

Good Morning, and welcome to ViroPharma’s conference call and webcast with investors to discuss ViroPharma’s acquisition of the Vancocin brand from Eli Lilly and Company. Certain statements made during this conference call may contain forward-looking statements that involve a number of risks and uncertainties. These include statements relating to our expectations:

•	That Vancocin will generate significant cash flows for ViroPharma, which will allow us to largely fund our product development efforts going forward;

•	Regarding the impact that Vancocin will have on our cash flow from operations and the timing of reaching cash flow positivity;

•	Regarding Vancocin operational costs;

•	Regarding the timing of additional competition;

•	Regarding Vancocin gross product margins;

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•	That we may be able to expand the market through efforts in patient and doctor education, health outcomes studies and targeted marketing to increase awareness of the drug and its efficacy;

•	That the market for Vancocin will grow as the population continues to age;

•	That there exist substantial barriers to generic competition;

•	That the third party supply chain will be validated in the timeframe we expect;

•	Regarding our ability to manage and / or restructure our debt; and

•	Regarding timelines for certain events relating to our clinical development programs.

As you know, forward-looking statements involve substantial risks and uncertainties, and actual results may differ materially from those projected in such forward-looking statements. Marketing and selling pharmaceutical products are subject to risks and uncertainties. As a result, our actual results could differ materially from those results expressed in, or implied by, this conference call. There can be no assurance that we will be successful in our marketing and commercialization of Vancocin, that these efforts will drive us toward financial stability, that we will be successful in reaching cash flow positivity in the time periods stated or at all, or that the demand for, and revenue, from sales of Vancocin will continue to grow, that the third party supply chain will be validated in the time

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period we expect which could effect our margins. Please refer to the associated press release issued yesterday and to our filings with the SEC for more information on the risks and uncertainties that could cause future results to differ materially from the expectations expressed in this conference call.

Security holders of the Company are advised to read the proxy statement regarding the stockholder approval of the issuance of the Convertible Notes when it becomes available because it will contain important information about stockholder approval of the issuance of the Convertible Notes. The proxy statement will be filed with the Securities and Exchange Commission by the Company. Security holders may obtain a free copy of the proxy statement when it is available and other documents filed by the Company with the Securities and Exchange Commission at the Securities and Exchange Commission’s Web site at http://www.sec.gov/. The proxy statement and these other documents may also be obtained for free from the Company by contacting Investor Relations, ViroPharma Incorporated, 397 Eagleview Boulevard, Exton, PA 19341, telephone (610) 458-7300.

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the transactions contemplated by the Securities Purchase Agreement. Information regarding such officers and directors is included in the Company’s Proxy Statement for its 2004 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 14, 2004. This document is available free of charge at the Securities and Exchange Commission’s Web site at http://www.sec.gov/ and from the Company.

Now I’ll turn the call over to Michel de Rosen, ViroPharma’s President and Chief Executive Officer. Michel?

De Rosen:

Thank you, Will, and good morning to everyone listening to today’s call. In addition to Will, I have with me on this call Vinnie Milano, ViroPharma’s Chief Financial Officer; Dr. Colin Broom, our Chief Scientific Officer; Clayton Fletcher, our head of business development and project management; and the newest member of our management team, Josh Tarnoff, our vice president of commercial operations.

Ladies and Gentlemen, at the beginning of this year, we at ViroPharma embarked on the difficult task of transforming – and in many ways, recreating – ViroPharma as a pharmaceutical company focused on product development and commercialization, from its start as a company known for excellence in discovery,

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research, and development. Our intent, as we said in January, was to dramatically change the scope and direction of the company to focus on four key targets: (1) to reduce our preclinical and research expenditures in order to focus on our core product opportunities: maribavir for cytomegalovirus infections, our hepatitis C franchise, and intranasal pleconaril; (2) To no longer be a company focused on primary care; rather focus our efforts in niche medical markets, namely diseases that are either treated in transplant centers or in hospitals, or treated by gastroenterologists. Maribavir and our hepatitis C compounds serve as anchors for the development of those two franchises; (3) To position ourselves toward positive cash flow from operations, sooner; and (4) To use our business development expertise to acquire a late-stage clinical or, more likely, a marketed product that was undervalued or under-marketed by a larger company, that would fit well with our franchise areas.

Yesterday afternoon we announced that we had exceeded even our own expectation in that area, by acquiring the rights to the Vancocin brand in the U.S., subject, of course, to customary closing conditions, including the Hart-Scott-Rodino waiting period. This acquisition is indeed a transforming event for ViroPharma, creating a new and differentiated company with a very different risk profile. We are now a company with FIVE core value drivers: Three pipeline products in various stages

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of development, maribavir, HCV-086, and HCV-796; one financial value-generating product, intranasal pleconaril, now being placed in the hands of Schering - Plough; and, once this transaction closes, our first commercialized product, Vancocin Pulvules. Let me now share with you how significant this deal is, and how it will fit within the company going forward.

First, the fit of the product within the strengths of ViroPharma is perfect: Vancocin Pulvules, the oral formulation of Vancocin, is an infectious disease product sold in the hospital setting and prescribed by gastroenterologists and internists. Second, we believe the financial implications of this acquisition to ViroPharma also are excellent. We anticipate the cash flows from product sales will be significant, allowing us to largely fund our product development efforts going forward, rather than relying on our strong, but not limitless, cash reserves. Vancocin Pulvules is a product that in 2003 did approximately $40 million in sales in the U.S. for Lilly, with no promotional effort behind it, and is running at a rate that will significantly eclipse that number in 2004. We believe that there is additional room for growth, and believe we are well situated to take full advantage of this opportunity. Third, this acquisition, through the strong cash flows that we expect, gets us to cash flow positive much sooner than we could without the product. Finally, we will immediately commence commercial operations, though

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in a very cost conscious, even stingy, manner. This is a product that can be – and has been for some time - promoted without a sales force. Rather, we will commercialize this product through thought leader development, physician education, and targeted marketing.

In summary, Vancocin Pulvules is a product that comes to us with a tremendous amount of product awareness and an already well understood medical need. We believe that it can generate real value for our shareholders, will largely fund our internal product development efforts, and moves us toward our goal to become a cash flow generating, commercial organization.

My colleagues will now provide you a better understanding of the product, the market, our plans for it, and the financial implications to the company.

First, Colin Broom: our chief scientific officer. Colin?

Broom:

Thank you Michel, and good morning to everyone.

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What I’d like to do this morning is to talk a bit about the Vancocin Pulvules itself, then give some background on the diseases it targets, the way Vancocin is used, and the competitive landscape for this product.

So, what is Vancocin? Vancocin is a product that is well known by doctors, and addresses a real medical need, one that I am very familiar with, having personally treated patients with this product. Vancocin, in a solid, oral dosage form known as pulvules, is a potent oral antibiotic used primarily by gastroenterologists and internists, and is the ONLY FDA approved product to treat two significant bacterial infections of the lower digestive tract, antibiotic-associated diarrhea caused by Clostridium difficile, which is also known as Clostridium difficile-associated disease or CDAD - and also an enterocolitis caused by another bacterium called Staphylococcus aureus.

The latter, staphylococcal enterocolitis, is rare; it is an inflammation of the mucus membrane of the intestine caused by an overgrowth of Staph. aureus and is effectively treated by Vancocin.

On the other hand, CDAD is a much more prevalent therapeutic problem. It is caused by an overgrowth of the bacterium C. difficile in the lower gastrointestinal

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tract, almost always related to prior use of broad spectrum antibiotics and marked by diarrhea, fever and dehydration. Serious complications from the infection include severe inflammation of the colon known as pseudomembranous colitis, which can lead to toxic megacolon where the colon enlarges with potential perforation, sepsis, and occasionally death. So, this really is a very serious infection.

Disease from C. diff infection affects a surprisingly large proportion of the hospitalized population. According to the U.S. Centers for Disease Control and Prevention, there are approximately 3 million cases of infectious diarrhea per year, of which 15-25% are C. difficile associated, making it the most commonly diagnosed infective cause of antibiotic-associated diarrhea.

The epidemiology of this infection is quite dynamic, with outbreaks occurring throughout North America and the world as we speak. The overall incidence of CDAD is increasing, in part related to the ageing population and widespread use of broad spectrum antibiotics. There is also an increase in the severity of disease possibly related to an increase in the virulence of the bacterium. The populations at highest risk of this disease are the elderly and the immunocompromised who have been hospitalized.

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So, how do people acquire the C. difficile bacteria? Up to 15% of the general population harbor this bacterium, but it is usually kept at bay through competitive growth of the rest of the bacterial flora in the gut. There is a much higher incidence of colonization in hospitalized patients, particularly the elderly.

Infection and outbreaks of disease typically occur as follows: During a course of broad spectrum antibiotics, the bacterial flora in the gut is changed with many normal anaerobic bacteria being killed; however C. difficile is resistant to most broad spectrum antibiotics and can now grow unabated by other bacterial competition. As the number of C. diff bacteria grows, they release increasing amounts of toxins into the gut, which are the causative agents of the severe diarrhea, colitis and more severe disease.

C. difficile bacteria are easily spread once outside the body in a well protected, dormant spore form. The bacteria and spores are shed in feces so any surface - gloves, sheets, toilet, etc. - can become a reservoir for these resilient bacterial spores. These spores are passed to other patients via the hands of hospital personnel, infected patients or contaminated objects, causing additional infections.

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Vancocin is often used as the treatment of choice for sicker patients and those with more severe disease, where efficacy is paramount. Vancocin has an advantage over other potential treatments because it is not absorbed from the intestine; it achieves high concentrations at the site of infection, the colon. Because it is not absorbed the risk of systemic drug interactions can be avoided. Also, transplant patients who develop CDAD, and otherwise immunocompromised patients who develop disease may receive Vancocin as First Line therapy.

The remainder and majority of Vancocin use is as a second line therapy. Because of concerns over the potential encouragement of vancomycin resistant bacteria, it is kept in reserve for patients who have not responded to initial treatment with metronidazole. Metronidazole itself is not approved for the treatment of CDAD, but is usually considered first line therapy primarily due to its lower cost.

It is important to differentiate Vancocin Pulvules from Vancomycin, the generic term for the active ingredient. Vancocin Pulvules is an oral form of vancomycin, and is not absorbed and therefore cannot be used for systemic infections. The IV formulation of Vancomycin is a generically available product used for the treatment of serious systemic bacterial infections. Intravenously administered vancomycin is not effective for the treatment of C. difficile-associated disease; similarly, Vancocin Pulvules is not effective for systemic infections.

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I also want to briefly discuss the potential future competitive landscape for Vancocin.

There are several potentially competitive products in various stages of clinical development, however we do not believe that any of them should threaten our market before 2007 at the earliest. Oscient’s Ramaplanin and Genzyme’s Tolevamer are the leading candidates. Both have completed Phase II studies. Ramoplanin is an anti-bacterial agent that was shown to be effective in CDAD but in clinical trial terminology ‘failed to demonstrate non-inferiority to oral vancomycin on its primary endpoint’; that is, it failed to demonstrate that it was as effective as Vancocin at the highest dose used in that trial. Tolevamer has been shown to be efficacious in patients with less severe disease when used at a high dose, however, as a binder of the toxin, rather than as treatment of the route cause of the disease its use is most likely to be of utility in patients with less severe disease or possibly patients with recurrent disease.

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One of the important clinical benefits of Vancocin is its tried and trusted efficacy. As the incidence of this disease continues to grow, with the ever aging population and the increasing use of more powerful broad spectrum antibiotics, and highlighted by the recent outbreaks of CDAD in Canada and the U.S., I see further opportunities to optimize the use of Vancocin Pulvules as the only approved product for antibiotic-associated pseudomembraneous colitis caused by C difficile.

Vancocin is an important treatment for patients suffering from C. difficile infection; it will be up to us to assure that the patients who need it the most have the opportunity to get it, and that that their doctors know of the benefits that this product may provide.

My colleague Josh Tarnoff will now tell you about the commercial aspects of Vancocin. Josh?

Tarnoff

Colin, thank you.

Good morning, I want to share a bit on the strategic plans to market Vancocin Pulvules, with the caveat that it is a bit too early in the game for me to be very specific. We expect to be more specific on our next conference call, during which we can detail our tactical marketing plans for you.

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First, some of you may be wondering, “Why did Lilly select ViroPharma for Vancocin?”

Lilly went through a competitive process to pick the best company to take Vancocin forward. They were looking for: (1.) Obviously, competitive price; (2.) A company with whom they could work in a partnership; (3.) Someone whom they could trust to maintain the integrity of the brand, as this product is the last resort for CDAD patients and is potentially life-saving; (4.) A company with the appropriate skill set and strength of management; and (5.) A company with the right expertise. In the end, ViroPharma best met all of the criteria.

Now, getting to how we can promote Vancocin, let’s first start with the current revenue scenario. This product has performed well in the market with no marketing behind it for the last several years. Over the past 10 years, average annualized total prescriptions growth been approximately 10 percent per year. In 2003, Vancocin Pulvules revenues were approximately $40 million. More recently, over the first 6 months of 2004, they were approximately $28 million, up strongly from the first 6 months of 2003.

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Our core market for this product, as Colin described earlier, is growing with the increasing older adult demographic, complemented with continued use of broad spectrum antibiotics. The medical need is there, and well known by infectious disease specialists and gastroenterologists. But obviously we expect more than natural growth. FIRST, we plan to spend between 2 and 3 million dollars on medical education. This may include the use of a small group of Medical Science Liaisons. Let me share, it is worth noting that we will not create a sales force at this time as we believe that our goals can be achieved through a relatively modest promotional effort. SECOND, with regard to our supply chain, we will be out-sourcing our distribution through a third-party rather than growing that function organically, again at this time. THIRD, we expect to improve our bottom-line through judicious use of contracting. FOURTH, we also plan to conduct a series of retrospective health economic analyses to examine whether Vancocin should be used more aggressively in certain compromised populations such as immunosuppressed and frail patients - The goal here being to potentially get them out of the hospital sooner and decrease morbidity. So, obviously, much of our effort will be in the physician education arena and to increase proper utilization of

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Vancocin and share data that has been developed since Lilly last promoted the product. Clearly our success is important, not only to us, but also to the patients who suffer from this disease.

An obvious and important question is that of the potential for generic threat to Vancocin Pulvules. Briefly, while the product has indeed been off patent for some time, we believe that the barriers to entry for a generic competitor are high, perhaps prohibitively so. We can assume that from the perspective of most generic companies, this is a relatively small market, quite different than the large products generally targeted by makers of generics. Also, there are proprietary manufacturing trade secrets that would make manufacturing a generic competitor difficult. I should also add that one of the most significant barriers is the issue of bio-equivalence. Since there is no systemic absorption of Vancocin Pulvules, equivalency would likely require clinical trial data for approval - similar to that required for a new product. Remember, Vanocin is not systemically absorbed and therefore it is not subject to the usual approach of simple bio-equivalence based on blood sampling alone. So with these R&D risks and expenses, combined with these other issues, we believe there is quite a hurdle to generic competition.

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As we mentioned earlier, we intend to do a follow up call with you further into this transaction – during that call, we would share with you the specifics of our marketing plan, and highlight some of the new data. With that, I’ll now turn this call over to Vinnie Milano, our chief financial officer, to discuss the financial terms and implications of this transaction. Vin?

Milano

Thank you Josh, and good morning. I have three things to cover with you this morning, including why this is such an excellent deal for ViroPharma, providing the elements of guidance that we are in a position to give, including historical numbers for the product, and comments on the new round of debt.

First, why this is a very good deal for ViroPharma. When we originally valued Vancocin, we used 2003 information; in 2004, we have seen an increase in sales, supported by IMS prescription data. As you have heard from my colleagues, sales of the product through 2004 have so far exceeded sales of the product in the same period in 2003. We are paying $116 million up front for this asset, a product that did approximately $40 million in 2003, and did approximately $53 million in LTM revenues through the second quarter of 2004. As such, the multiple based on LTM revenue is certainly fair, when compared to similar recent product acquisitions.

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As part of the agreement, we are buying the manufacturing and supply chain from Lilly, rather than having to build it ourselves. The chain will be validated by Lilly over the next 18 months and then turned over to us, again as part of our agreement. During that transitional period, Lilly will continue to manufacture for us. This significantly mitigates the downside risk associated with manufacturing Vancocin.

Second, elements of guidance: In order to help you understand the growth prospects for the product, I want to spend some time on historical measures, then walk you through the product guidance that we are now in a position to give. Our intention will be to provide corporate guidance on a future conference call.

First, historical sales numbers: For the year 2001, total revenues from Vancocin Pulvules to Lilly were approximately $28 million on approximately 83,500 scripts, according to IMS prescription data. In 2002, total revenues for the product dropped to approximately $22 million, while scripts grew to approximately 89,600. In 2003, total revenues for the product grew significantly to approximately $40 million on prescriptions of approximately 78,700. Thus far in 2004, through the second quarter, they have seen total revenues through the second quarter of the year of approximately $28 million, up roughly 75 percent from the approximately

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$16 million in revenue they recognized in the first half of 2003. Through the second quarter of 2004, scripts are up from the same period in 2003, to over 62,400. While we do not expect the revenues in the second half of the year to be up year over year to that extent, we do expect revenues for 2004 to exceed that of 2003. Included in the above time period were three price increases taken by Lilly.

In late 2002 though mid 2003, Lilly made some decisions in upgrading their quality standards, and held up supply to assure that all batches were compliant. This led to the lumpiness of the revenue and prescription data.

Additional product guidance is as follows:

(1) As of June 30, 2004, Last Twelve Month revenues from sales of Vancocin Pulvules were approximately $53 million.

(2) We expect our Gross Product Margins for Vancocin Pulvules including distribution will be better than 80 percent; we expect them to improve from there by 2006, with the transition to 3rd party contract manufacturing.

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(3) In addition to the cash flows that we expect to be generated by sales of Vancocin Pulvules, at the end of 2004, once this deal has closed, we expect to have approximately $45 million in cash remaining in our reserves.

(4) We hope to have positive cash flow from operations in 2006;

(5) In yesterday afternoon’s press release, we mentioned that Lilly would be able to participate in the potential upside on sales of Vancocin Pulvules through the receipt of royalties on annual net sales within a predefined range. Specifically, Lilly will receive a 50% royalty in 2005, and a 35% royalty thereafter, on annual net sales below $65 million, and above the following: $44 million in 2005, $46 million in 2006, $48 million in 2007, and $45 million in 2008 through 2011.

A simple way to look at this is the actual amount that Lilly could recognize, through this sharing of the upside in sales. First, you should note that the calculations assume net sales range maximums of $65 million. Any and all sales over $65 million and below the previously stated amounts are 100 percent ViroPharma’s. In 2005, their maximum potential share of the upside is $10.5 million. In 2006, it is $6.65 million. In 2007, their maximum share is $5.95 million. From 2008 until 2011, it is $7.0 million per year. Under the terms of the agreement, Lilly would also receive a royalty on net sales of line extensions, and on net sales over a baseline threshold for any new indication for Vancocin.

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The third topic is the Financing. Lilly will receive an upfront payment of $116 million, comprised of $53.5 million from existing ViroPharma cash reserves and $62.5 million from new senior notes and warrants, for all rights to Vancocin Pulvules in the United States. Once the vancocin deal closes, we will be going to our shareholders for approval to exchange the senior notes and warrants for convertible debt. These senior notes and warrants will be exchanged for new 6% Senior Secured Convertible Notes due 2009 if ViroPharma’s shareholders approve the issuance of the convertible notes. It is important for our shareholders to understand why we decided to raise additional debt. This product acquisition marks a major transformational event for ViroPharma, transforming us into a commercial organization with cash flows to fund our pipeline development. With Vancocin, we will have revenues and cash flows, and, we believe, more and possibly different opportunities to manage the existing debt. The option to restructure is still there, and if we are successful in our business endeavors, refinancing becomes an option. We believe we have in effect added opportunities to manage our debt in the best interests of our shareholders.

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So, we have accomplished a very meaningful acquisition for ViroPharma on all levels, one that we believe will be immensely positive for the company going forward if Vancocin continues to perform as we expect. We can now largely “bridge the gap” between today and the potential launch of our core pipeline products. More fundamentally, we become both a product development AND a cash flows story, with a very different risk profile.

I’ll now turn the call back over to Michel, for some closing comments. Michel?

De Rosen:

Vinnie, thank you.

Throughout this year, we have been clear in our messages on what we were doing to transform this company. This acquisition of Vancocin as you have just heard is absolutely consistent with those goals. This is most certainly now a very different ViroPharma than we were at the beginning of this year, one that is focused on commercialization, on product development, and on the generation of cash flows. We were an antiviral company focused on developing drugs for primary care physicians. Not anymore. We are now focused on treating important diseases and building two franchises, in gastroenterology and hospital/transplant medicine. Just

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yesterday, we were funding our product development from a cash supply that would have lasted no longer than the beginning of 2007. Today, we believe that we have the potential to generate the cash we need to largely fund our product development engine. Yesterday, we were exclusively dependent on our clinical pipeline to yield our products. Now we are adding a superb, already marketed product to our portfolio.

In conclusion, let me briefly remind you of what we have accomplished this year: ONE, with maribavir, our clinical compound to target cytomegalovirus, we have completed Phase 1 evaluation and are now in Phase 2, with the full data set due in the first half of 2005; TWO, with our hepatitis C compounds, we with our partners at Wyeth are well along in the proof of concept evaluation for HCV-086, with those data due at the end of this quarter. In addition, we are well along in the preclinical evaluation of HCV-796, the next generation anti-HCV candidate, and we expect to file that IND in December of this year. THREE, we have successfully out licensed our biodefense assets to SIGA. FOUR, we successfully performed studies to evaluate the efficacy and drug interaction potential for the intranasal formulation of pleconaril, which led to Schering-Plough’s exercise of their option to license the product from us. This is significant to us, as it brings us up front payments of a $10 million dollar license fee and an amount for inventory, additional milestones totaling as much as $65 million, and a meaningful royalty

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stream on any sales of the product, if it successfully makes it through the regulatory process to approval. On that topic, the finalization of the agreement has been a little delayed, primarily due to the lawyers hammering through the microscopic details of the agreement. Let me say that this IS going to be done soon. And FIVE, we have brought to fruition this product acquisition of Vancocin.

To our shareholders and those participating on the call today, I want to again thank you for your attention. This is an exciting period for ViroPharma, our employees and our shareholders. Our corporate focus is shifting from that of an early stage company to that of a commercial organization; Execution will now be more critical than ever: execution on Vancocin, execution on our clinical compounds, and execution in all other areas of our company. Our goal, however, has not shifted whatsoever: we remain dedicated to building shareholder value and bringing important medicines to market, and improving the lives of patients. Thank you for listening, and Vin, Colin, Clayton, Josh, Will and I can now answer any questions you have about Vancocin or the company. Are their questions?

- Operator opens call up to questions -